EXHIBIT 3.2

MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF VICKERS VANTAGE CORP. I

JUNE 30, 2022

An Extraordinary General Meeting (the “Meeting”) of shareholders (“the Shareholders”) of Vickers Vantage Corp. I the “Company”), was held by telephonic conference on June 30, 2022 at 10:00 a.m. (Eastern Time). Each of the participants were able to speak and hear the other participants. In person attendance was available at The Nasdaq World Headquarters located at 151 W. 42nd St., 10FL Einstein Executive Conference Room, New York, NY 10036, USA.

In attendance were the following members of the Company: Jeffrey Chi, Christopher Ho, Steve Myint and Rebekah Woo.

Also in attendance by telephone conference were Joan Guilfoyle, outside counsel to the Company and Justin O’Keefe, Senior Director of Morrow Soldali, a consultant to the Company to act as Inspector of Election of this Meeting. Mr. Chi presided over the meeting as Chairman and Ms. Guilfoyle acted as Secretary for the meeting. There was a quorum of Shareholders present at the Meeting.

The Chairman explained that there were two items on the agenda, and upon motion duly made and seconded, the Shareholders approved the following resolutions:

RESOLVED AS A SPECIAL RESOLUTION, that the Shareholders hereby authorize the Company to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate a business combination from July 11, 2022 to August 11, 2022 and allow the Company, without another shareholder vote, to elect to extend the date to consummate a business combination on a monthly basis for up to 5 times by an additional one month each time after the extended date, upon five days’ advance notice prior to the applicable deadlines, until January 11, 2023 (the “Additional Extension Date”) or a total of up to 6 months after the original termination date, unless the closing of the proposed Business Combination with Scilex Holding Company or any potential alternative initial business combination shall have occurred (the full text of the special resolution is set out in Annex A).

FOR	AGAINST	ABSTAIN
13,254,634	197	15

RESOLVED, that the Shareholders hereby authorize the Company to Adjourn the extraordinary Meeting of the Company to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are insufficient votes to approve the Extension Proposal.

FOR	AGAINST	ABSTAIN
13,254,117	729	0

There being no further business, the Meeting was adjourned.

Respectfully submitted,

/s/ Joan Guilfoyle
Joan Guilfoyle
Secretary

Approved:

/s/ Jeffrey Chi
Jeffrey Chi
Chief Executive Officer

ANNEX A

EXTENSION AMENDMENt

AMENDED AND RESTATED MEMORANDUM AND ARTICLES
OF ASSOCIATION
OF
VICKERS VANTAGE CORP. I

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Articles 48.7 and 48.8 in their entirety and the insertion of the following language in their place:

48.7	In the event that the Company does not consummate a Business Combination by August 11, 2022 (the “Extension Date”), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve; subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

Notwithstanding this Article or any other provision of the Articles, without approval of the Members, the Directors may, at their option and upon five days advance notice prior to the applicable deadline, extend the period of time to consummate a Business Combination up to 5 times, each by an additional 1 month (for a total of up to 6 months to consummate a Business Combination) (the “Deadline Date”), unless the consummation and closing of a Business Combination shall have occurred.

The Company shall provide notice to the Members that an extension will be effected at least five days prior to the applicable deadline.

48.8	In the event that any amendment is made to this Article that would affect the substance or timing of the Company’s obligation to:

(a)	provide for the redemption of the Public Shares in connection with a Business Combination; or

(b)	redeem 100 per cent of the Public Shares if the Company has not consummated a Business Combination by the Deadline Date, or such later time as the Members may approve in accordance with the Articles, each holder of Public Shares who is not a Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”